Exhibit 99.1
                                                                      PRESS RELEASE
                       RSH-2008-23

FOR IMMEDIATE RELEASE

RadioShack Corporation Adopts Majority Vote Standard
For Election of Directors

FORT WORTH, TEXAS (Sept. 16, 2008) – RadioShack Corporation (NYSE: RSH) today announced its Board of Directors amended the Company’s bylaws and corporate governance framework to adopt a majority voting standard for any uncontested election of its Board of Directors.  The new standard is effective immediately and will apply to all future uncontested elections of directors.

The Company’s majority vote standard requires each uncontested nominee for election to the Board of Directors receive a majority of the votes cast.  In the event a nominee does not receive a majority of the votes cast, such nominee shall tender his or her resignation.  The Board of Directors shall then consider whether to accept such resignation.  Previously, directors were elected under a plurality vote standard, in which candidates receiving the most votes were elected, regardless of whether those votes constituted a majority.  Plurality voting still will apply in contested elections of the Board of Directors when the number of nominees exceeds the designated number of available board seats.

The majority vote standard was approved by the shareholders at the Company’s Annual Meeting of Shareholders held May 15, 2008.  In addition, RadioShack has also made other revisions to its bylaws, including clarification of the process under which shareholders may submit proposals for consideration at shareholder meetings.  The Amended and Restated bylaws were filed as an exhibit to a Form 8-K filed with the Securities and Exchange Commission today.

About RadioShack Corporation

RadioShack Corporation (NYSE: RSH) is one of the nation's most experienced and trusted consumer electronics specialty retailers. Operating from convenient and comfortable neighborhood and mall locations, RadioShack stores deliver personalized product and service solutions within a few short minutes of where most Americans either live or work. The company has a presence through almost 6,000 company-operated stores and dealer outlets in the United States and nearly 700 wireless phone kiosks. RadioShack's dedicated force of knowledgeable and helpful sales associates has been consistently recognized by several independent groups as providing the best customer service in the consumer electronics and wireless industries. For more information on RadioShack Corporation, or to purchase items online, visit www.RadioShack.com.

FOR FURTHER INFORMATION, CONTACT:
  Charles Hodges
  (817)415-3300
  Media.relations@radioshack.com

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